Exhibit 99.1

Verde Bio Holdings, Inc. Announces Acquisition of Permian Basin Mineral and Royalty Interest

—Acquisition Includes Revenue Producing Interests in the Historic Permian
Basin of Texas—

FRISCO, TEXAS, April 21, 2021 (GLOBE NEWSWIRE) — via NewMediaWire — Verde Bio Holdings, Inc. (OTC: VBHI), a growing oil and gas Company, today announced that it has closed on the acquisition of revenue producing mineral and royalty interests in the prolific Permian Basin of Texas, held by a private seller for a purchase price of $430,000 in cash. The interest acquired by Verde currently produces approximately $7,000 per month in revenue and Verde is entitled to the cash flow from production attributable to the acquisition beginning on or after April 1, 2021.

As mentioned in our previous press releases, the Company continues to build a diversified, revenue producing portfolio of high-quality assets. Today’s announcement brings the total number of acquisitions to thirteen for Verde to date.  Current expected combined revenue from the acquisitions is approximately $51,000 per month or more than $610,000 on an annualized basis once the Company is in pay status on all properties.

The interest being acquired covers approximately 45 royalty acres and approximately 1,920 total gross acres in Howard County, Texas and is operated by E&P leader, Ovintiv, formerly known as Encana. Ovintiv has a large position in the Permian, specifically in the prolific, oil-rich Midland Basin in Texas where their primary focus is on the development of the Spraberry and Wolfcamp formations. Currently, there are six wells producing in the acreage being acquired with an excellent outlook for more wells on the acreage given Ovintiv’s Capex plans with operating three drilling rigs and two completion crews currently in the area.

Scott Cox, CEO of Verde, said, “We are excited about the interests being acquired through this acquisition. Deals like this in the Permian are rare and this is a great oil producing addition to our portfolio and we are proud to have built a Company which is creative and flexible enough to take advantage of these deals when they become available.” Mr. Cox added: “We have great confidence in these assets, as well as the Permian Basin and we look forward to jointly benefiting as they continue to operate and develop the resource. Ovintiv is an excellent operator and we love that this is one of their core areas. We have high hopes for this property and its future.”

“Deals like this continue to confirm our business plan of acquiring diversified minerals and royalties and building a strong portfolio while taking advantage of the historic buyer’s market in the industry currently. We remain focused on executing our business plan and creating long-term value for our shareholders. Through our balanced approach of capital raising and acquisitions, we are building a highly diversified portfolio of revenue producing interests and look forward to continuing to build on these through future strategic acquisitions,” Mr. Cox concluded.

About Verde Bio Holdings, Inc.

Verde Bio Holdings, Inc. (OTC: VBHI), is a growing U.S. Energy Company based in Frisco, Texas, engaged in the acquisition and development of high-growth mineral rights and select non-operated working interests in premier US basins. Verde currently owns producing mineral, royalty and over-riding royalty interests in the DJ Basin of Colorado and Wyoming, the Haynesville Shale of Louisiana, the Anadarko Basin of Oklahoma, the Delaware and Permian Basin of Texas and the Marcellus and Utica shales in West Virginia. The Company is focused on providing strong shareholder returns through asset growth generated by our acquisitions of revenue producing assets.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve a high degree of risk and uncertainty, are predictions only and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company’s products and services, the ability to complete software development plans in a timely manner, changes in relationships with third parties, product mix sold by the Company and other factors described in the Company’s most recent periodic filings with the Securities and Exchange Commission, including its 2019 Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Contact:

Paul Knopick E & E Communications

pknopick@eandecommunications.com

940.262.3584